Exhibit 10.7

From:              Barclays Bank Plc, as Agent for and on behalf of the Finance Parties under the Senior Revolving Facility Agreement (the “Agent”)

To:                             Nord Anglia Education (UK) Holdings PLC, a company incorporated in England and Wales with registered number 06590752 (the “Company”)

For the attention of: Vanessa Cardonnel / Graeme Halder

CC:                         Each Original Obligor

24 October 2011

Dear Sirs,

Senior revolving facility agreement dated 21 March 2012 between the Company, the Original Obligors (listed in the Schedule to this letter, the “Original Obligors”), Barclays Bank Plc (as Arranger) Barclays Bank Plc (as Original Lender), Barclays Bank Plc (as Agent) and Citicorp International Limited (as Security Agent) (the “Senior Revolving Facility Agreement”)

1.          Background

(a)      This letter is supplemental to and amends the Senior Revolving Facility Agreement.

(b)                   Pursuant to Clause 39 (Amendments and Waivers) of the Senior Revolving Facility Agreement, all the Lenders have consented to the amendments to the Senior Revolving Facility Agreement contemplated by this letter. Accordingly, the Agent is authorised to execute this letter on behalf of the Finance Parties to effect the amendments to the Senior Revolving Facility Agreement, pursuant to paragraph (b) of Clause 39.2 (Required consents) of the Senior Revolving Facility Agreement.

(c)                    Pursuant to Clause 2.5 (Obligors’ Agent) of the Senior Revolving Facility Agreement, each Original Obligor (other than the Company) has irrevocably appointed the Company to act on its behalf as its agent in relation to the Finance Documents and has irrevocably authorised the Company to execute amendments and make agreements on its behalf.

2.            Interpretation

(a)                   Capitalised terms defined in the Senior Revolving Facility Agreement have the same meaning when used in this letter unless expressly defined in this letter or unless otherwise indicated in this letter.

(b)                   The provisions of Clause 1.2 (Construction) of the Senior Revolving Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Senior Revolving Facility Agreement are to be construed as references to this letter.

3.         Amendments to Senior Revolving Facility Agreement

Subject to the terms of this letter, the Senior Revolving Facility Agreement will be amended with effect from (and including) the date of this letter as follows:

(a)       The insertion of the following new definition in Clause 1.1 (Definitions):

““Entrusted Loans” has the meaning given to that term in Schedule 15 (Incurrence Covenants Schedule). ”

(b)                      The deletion of the definition of “Quarter Date” in Clause 24.1 (Financial definitions) and its replacement with the following definition in its entirety:

““Quarter Date” means each fiscal quarter ending on or about each of 28 February, 31 May, 31 August and 30 November. ”

(c)                       The deletion of the definition of “Total Net Debt” in Clause 24.1 (Financial definitions) and its replacement with the following definition in its entirety:

““Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Restricted Group for or in respect of Borrowings at that time but deducting the aggregate amount of available Cash, Cash Equivalent Investments and the amount of cash deposits in respect of any Entrusted Loan held by any member of the Restricted Group, and so that no amount shall be included or excluded more than once. ”

(d)                      The deletion of paragraph (a) (iii) of Clause 25.16 (Guarantors) in its entirety and replacement with the following:

“(iii)                                  on the date falling 60 days after a disposal described under paragraph (i) of the carve out in the definition of Asset Sale set out in Schedule 15 (Incurrence Covenants Schedule), subject to the Agreed Security Principles,

(A)                              all Material Companies which are members of the Restricted Group, all Holding Companies of Material Companies (other than any Holding Company of the Parent), the Notes Issuer and any member of the Restricted Group that is or becomes a guarantor in respect of the Senior Secured Notes, are Guarantors (in the case of any member of the Restricted Group that is or becomes a guarantor in respect of the Senior Secured Notes, concurrently with becoming a guarantor in respect of the Senior Secured Notes), provided that no member of the Group incorporated in the People’s Republic of China, the Slovak Republic, the Czech Republic or a member of the Group which is incorporated in and operating a school, together with such school itself, in the Kingdom of Thailand) shall be required to become a Guarantor; and

(B)                              the aggregate EBITDA of the Guarantors, represents not less than 90% of the Restricted Group EBITDA (tested annually and calculated by reference to the most recent annual financial statements of the members of the Restricted Group (but in each case calculated without taking into account the contribution of any company incorporated in the People’s Republic of China, the Slovak Republic, the Czech Republic or in respect of the Kingdom of Thailand where such company operates a school))

(the test referred to in this Clause 25.16 being the “Coverage Test”). For the purpose of determining whether the Coverage Test has been complied with, the Annual Financial Statements shall be adjusted to give pro forma effect to any acquisitions (including through mergers or consolidations) and Disposals of companies, undertakings and businesses which have taken place prior to the last day of the period covered by such Financial Statements and, where this test has to be satisfied in order for a Disposal or resignation of an Obligor to be permitted hereunder, to give pro forma effect to the relevant Disposal or resignation.”

(e)                       The deletion of paragraph (c) of Clause 29.4 (Additional Guarantors) in its entirety and its replacement with the following:

“(c)                                        Subject to the Agreed Security Principles, the Company shall procure that following the Closing Date any other member of the Group which is a Material Company shall, as soon as reasonably practicable and in any event within 60 days after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant such Transaction Security as the Agent may require (acting reasonably) and shall accede to the Intercreditor Agreement in accordance with the terms thereof, provided that no Subsidiary of the Company incorporated in the People’s Republic of China, the Slovak Republic, the Czech Republic or in respect of the Kingdom of Thailand where such Subsidiary operates a school, shall be required to become an Additional Guarantor or grant Transaction Security (except that share security shall be granted, other than by a Subsidiary incorporated in the Kingdom of Thailand which operates a school in the Kingdom of Thailand, in respect of any Subsidiary of the Company incorporated in the Kingdom of Thailand). ”

(f)                        The insertion of the following new paragraph 3. in Schedule 9 (Form of Compliance Certificate) and the subsequent re-numbering of the existing paragraphs 3., 4., 5. and 6.:

“3. We confirm that the Drawn Super Senior Gross Leverage Ratio is [•]:1. ”

(g)                       The deletion of paragraph 3.2 of Schedule 12 (Agreed Security Principles) in its entirety and its replacement with the following paragraph 3.2:

“3.2                                     No guarantee or security will be provided by any member of the Group incorporated in, or by any member of the Group over any assets situated in, any of the following jurisdictions:

(a)         The People’s Republic of China (“PRC”) (including, for the avoidance of doubt, by or over any wholly foreign owned enterprise located, operating or carrying on business in the PRC (a “WFOE”), or any security over any shares or other interests in any WFOE); or

(b)         The Czech Republic; or

(c)          The Slovak Republic; or

(d)         The Kingdom of Thailand in respect of a member of the Group operating a school and such school itself (except that the above shall not apply to share security granted in respect of such member but excluding a Subsidiary incorporated in the Kingdom of Thailand which operates a school in the Kingdom of Thailand),

(together, the “Excluded Jurisdictions”).”

(h)                      All references to “Clause 25.22 (Notes Purchases)” in paragraph 6.2 of Schedule 15 (Incurrence Covenant Schedule) shall be deleted and replaced with “Clause 25.21 (Notes Purchases)”.

4.           Status of Documents

Except as varied by the terms of this letter, the Senior Revolving Facility Agreement, will remain in full force and effect and any reference in the Finance Documents to the Senior Revolving Facility Agreement or to any provision of the Senior Revolving Facility Agreement will be construed as a reference to the Senior Revolving Facility Agreement or that provision, as amended by this letter.

5.         Confirmations and Continuation of obligations

(a)                      Each party to this letter confirms that its, and the Company confirms that each Original Obligor’s, liabilities and obligations under the Finance Documents will continue in full force and effect from (and including) the date of this letter and are not and will not be affected, discharged or varied by the execution of this letter.

(b)                      Without prejudice to paragraph (a) above, in consideration of the Finance Parties agreeing to the amendments to the Senior Revolving Facility Agreement on the terms set out in this letter, the Company on behalf of itself and each Original Obligor confirms that their obligations under the Senior Revolving Facility Agreement, including but not limited to the guarantees and indemnities set out in Clause 21 (Guarantee and Indemnity) of the Senior Revolving Facility Agreement (as amended by this letter), shall continue to apply and extend to the obligations of each Obligor under the Finance Documents (each as amended by this letter), subject (as applicable) to the guarantee limitations set out in Clauses 21.11 (Other limitations) to 21.14 (Hungarian Limitations) of the Senior Revolving Facility Agreement (as amended by this letter).

6.         Representations

For the purposes of paragraph (b) of Clause 22.31 (Times when representations made) of the Senior Revolving Facility Agreement, the date of this letter shall be deemed to be a Utilisation Date.

7.         Miscellaneous

(a)                       The Agent and the Company hereby designate this letter as a Finance Document.

(b)                       Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(c)                       Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(d)                      The Company shall procure, as a condition subsequent to this letter, (i) that each Original Obligor (other than the Company and Nord Anglia Middle East Holding S.P.C.) acknowledges the terms of this letter and provides a copy of the acknowledgement(s) to the Agent within 20 days of the date of this letter and (ii) that Nord Anglia Middle East Holding S.P.C. acknowledges the terms of this letter and provides a copy of the acknowledgement to the Agent within 40 days of the date of this letter.

(e)                       If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

(f)                        This letter may be executed in any number of counterparts and all of those counterparts taken together will be deemed to constitute one and the same instrument.

8.         Governing law and Enforcement

(a)                      This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)                      Clause 35 (Notices) and Clause 43 (Enforcement) of the Senior Revolving Facility Agreement shall be incorporated into this letter, mutatis mutandis.

If you agree to the terms of this letter, please sign the acknowledgement where indicated below.

Schedule

Name of Obligor	Registration number (or equivalent, if any) and jurisdiction of incorporation

Nord Anglia Education (UK) Holdings Limited	06590752 (England & Wales)

Premier Education (UK) Midco Limited	06590836 (England & Wales)

Premier Education (UK) Bidco Limited	06590933 (England & Wales)

Nord Anglia Education Limited	02116088 (England & Wales)

NA Schools Limited	03604036 (England & Wales)

NA Educational Services Limited	03603850 (England & Wales)

Nord Anglia Education Development Services Limited	05603122 (England & Wales)

Nord Anglia Education Partnerships Limited	05603137 (England & Wales)

Nord Anglia Vocational Education and Training Services Limited	03739390 (England & Wales)

Nord Anglia Lifetime Development Limited	2963157 (England & Wales)

Nord Anglia Lifetime Development North East Limited	03164404 (England & Wales)

Nord Anglia Lifetime Development South West Limited	03164408 (England & Wales)

ABET International Limited	03354186 (England & Wales)

Nord International Schools Limited	05017740 (England & Wales)

Brighton Education Learning Services Sdn Bhd	905853-A (Malaysia)

British International School Foundation	National registration number: 18849 / 2002; Regional registration number: 8514 / 2006 (Hungary)

The British School Sp. z o.o.	0000342123 (Poland)

Collège Alpin Beau-Soleil SA	Switzerland

La Côte International School SA	Switzerland

Collège Champittet SA	Switzerland

Nord Anglia Middle East Holding S.P.C.	68831 (Kingdom of Bahrain)

NAE Hong Kong Limited (previously Eduasia Limited and Taclet Limited)	1009454 (Hong Kong)

Rice Education Hong Kong Limited	1779165 (Hong Kong)

EEE Enterprise Limited	1719469 (British Virgin Islands)

Yours faithfully,

BARCLAYS BANK PLC

as Agent for and on behalf of the Finance Parties

Form of acknowledgement

We agree in our capacity as Company, Guarantor and Obligor’s Agent to the terms of this letter:

NORD ANGLIA EDUCATION (UK) HOLDINGS PLC

Date: 25 OCTOBER 2012